Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Hartman
Enpath Medical, Inc.
(763) 577-2212
Investors:
EVC Group, Inc.
Doug Sherk (415) 896-6820
Jennifer Beugelmans (415) 896-6820

October 20, 2005

Enpath Medical Returns to Profitability in the Third Quarter

Revenue Increases 9% and Company Earns $0.04 Per Diluted Share

Conference Call Scheduled for 1:30 PM CDT Today

MINNEAPOLIS—Enpath Medical, Inc. (Nasdaq: NPTH) today reported a 9% increase in third quarter sales to $7.7 million compared with $7.1 million in the third quarter of 2004.  For the third quarter of 2005, the Company reported net income of $237,000, or $.04 per diluted share, compared with net income of $209,000, or $.03 per diluted share, in the third quarter of 2004.    Gross margins in the third quarter were 36.8% compared with 39.7% in the same quarter of 2004

For the nine months ended September 30, 2005, the Company reported sales of $21.5 million, compared with $21.7 million in the same period of 2004. For the nine months ended September 30, 2005, the Company reported a net loss of $337,000, or $.06 per share, compared with a net loss of $1.3 million, or $.23 per share for the first nine months of 2004.  Nine-month results for 2004 included a one-time, non-cash impairment adjustment of $2.8 million ($1.9 million after tax) related to the Company’s safety needle investment.

“We were very pleased with our return to profitability during the third quarter, which was supported by year-over-year growth in both of our main product categories,” said James D. Hartman, chairman and CEO. “Sales of delivery systems products increased just over 2% with sales gains in all product categories except contract manufacturing which represents only 1% of our overall sales.  Sales of our lead technologies product line increased 27% from $1.8 million to $2.3 million, led by the strength of our new epicardial steroid lead in Europe, which is sold through one of our distribution partners.  In addition, we are encouraged by the positive accessory ordering trends that we are seeing from our largest lead technology customer whose orders had declined in 2004 due to an overstock situation.”

“The reduction in gross margins was primarily due to ramp-up costs associated with the steerable catheter production line within our delivery systems category,” Mr. Hartman stated.  “It is a complex product to manufacture but we expect it to begin to positively contribute to gross margin growth as we reach a proficient level of yield and productivity by the first of the year.”

Mr. Hartman continued, “We substantially reduced our sales and marketing and our general and administrative expenses while slightly increasing research and development costs compared with 2004.  During the 2005 third quarter, research and development expenses increased 9% year-over-year.  However, research and development expenditures declined to $1.2 million or 15.7% of sales in the third quarter compared with $1.6 million or 22.1% of sales during the second quarter of 2005.  As a result we achieved net income of $237,000, or $.04 per diluted share compared with $209,000 or $.03 per diluted share in 2004 and a loss of $225,000 or $0.04 per share in the second quarter of 2005.

“Although we were clearly disappointed with the conclusion by the FDA to require human clinical trials before granting marketing clearance for the Myopore RxTM, we have continued to explore other strategies for approval with our potential distribution partners,” Mr. Hartman continued.  “In addition, we also remain in talks with the FDA in an attempt to find middle ground for a modest human clinical trial that both parties would find acceptable.  We will continue to pursue all avenues to find a solution to gain clearance for our device.  At the same time, European sales of our steroid epicardial lead are ramping strongly as interest in our unique technology continues to build.

“To date, we have one distribution partner approved to sell our steroid epicardial lead in Europe,” Mr. Hartman continued.  “As a result of the strong interest this partner is seeing in the product, it is now conducting physician assessments of the FasTacTM Flex delivery tool designed to simplify the placement of the epicardial lead.  We are hopeful that these tests, if favorable, will lead to a distribution agreement for the FasTac Flex in Europe.  We are working on approvals for the steroid lead in a number of other countries outside of Europe and the US to enable our partner to expand distribution of both the steroid lead and the FasTac Flex.

“As announced in July, we signed a supply agreement with Bard Electrophysiology, a division of C. R. Bard, Inc. (“Bard”), to distribute our steerable catheter into the electrophysiology market,” continued Mr. Hartman.  “Bard has been conducting physician testing of the product and we have responded with some modest product enhancements based on physician feedback.  We expect Bard to launch the product in the US before the end of the fourth quarter or early in 2006.  Our product development pipeline is currently full and contains seven very active, advanced delivery introducer projects, including five with companies that are now, or soon will be, in human clinical trials.  In addition, we are involved with three neuro-stimulation development projects, and are developing a next generation epicardial lead and delivery system as well as a number of enhancements to our core introducer product line.  We continue to stay actively involved in the development of the new IS-4 connector configuration, which is emerging as the new standard within the ICD industry. We believe the new standard will be ratified by the ISO in 2006,” Hartman concluded.

2005 Outlook and Guidance

The Company stated that it expects sales and profitability for the upcoming fourth quarter of 2005 to be comparable to sales and profitability achieved in the third quarter.

Conference Call Today

The management team of Enpath Medical will host a conference call to discuss the results beginning at 1:30 P.M. Central Time, today, October 20, 2005.  To participate, domestic participants should dial 800-257-6607 and international participants should dial 303-262-2125.  A recording of the conference call will be available approximately one hour after the conclusion of the call and can be accessed for seven days.  To access the replay, please dial 1-800-405-2236 for domestic callers and 303-590-3000 for international callers; please reference the pass code 11041409#.

The conference call will also be web cast live on the company’s web site, www.enpathmed.com, and may be accessed by clicking on the 3rd Quarter 2005 Earnings Call icon.  An audio replay will be archived on the Enpath website for one year.

About Enpath Medical

Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies.  Its products include venous vessel introducers, epicardial and endocardial stimulation leads, safety needles and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation and hearing restoration markets.  Its products are sold worldwide through partnering relationships with other medical device companies.

Safe Harbor

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2004, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K.  Among the factors that could cause results to differ materially are the following: Enpath’s ability to complete development of its Myopore Rx steroid epicardial lead and FasTac Flex delivery tool and obtain regulatory approval to market these devices in a number of countries without significant delay or expenditure of resources; the ability of Enpath and its distribution partners to successfully introduce the Myopore Rx and FasTac Flex;  Enpath’s dependence upon a limited number of key customers for its revenue; the ability of Enpath’s customers to successfully develop and market therapies that utilize Enpath’s advanced delivery systems; Enpath’s dependence upon licensing agreements with third parties for the technology underlying some of its products; Enpath’s ability to effectively manufacture its products, including the new Myopore Rx steroid lead and the FasTac Flex delivery device, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; government regulatory matters; economic conditions; and Enpath’s ability to raise capital.  All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements.  In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Condensed Balance Sheets

	Unaudited
	09/30/05	12/31/04
Assets
Cash and cash equivalents	$609,845	$362,625
Inventory, receivables and prepaids	8,463,254	8,514,675
Other current assets	398,405	504,683
Property, plant and equipment, net	4,959,688	5,176,086
Goodwill	9,487,975	9,593,662
Intangible assets with finite lives, other	6,637,360	7,016,009
Total Assets	$30,556,527	$31,167,740

Liabilities & Shareholders’ Equity
Bank line of credit payable	$1,100,000	$881,652
Other current liabilities	3,255,686	3,280,349
Long-term liabilities	2,233,318	3,230,882
Shareholders’ equity	23,967,523	23,774,857
Total Liabilities & Shareholders’ Equity	$30,556,527	$31,167,740

Income Statements (Unaudited)

	Three Months Ended		Nine Months Ended
	Sep 30, 2005	Sep 30, 2004	Sep 30, 2005	Sep 30, 2004
Sales	$7,669,486	$7,063,550	$21,479,897	$21,655,717
Cost of sales	4,846,479	4,257,739	13,510,228	13,336,078
Gross profit	2,823,007	2,805,811	7,969,669	8,319,639

Operating expenses:
Research and development	1,207,206	1,111,277	4,177,345	3,293,588
Selling, general and administrative	1,169,760	1,331,868	4,092,471	4,028,765
Safety needle asset impairment	—	—	—	2,809,199
Total operating expenses	2,376,966	2,443,145	8,269,816	10,131,552

Operating income (loss)	446,041	362,666	(300,147)	(1,811,913)

Other income (expense):
Interest expense	(73,272)	(52,485)	(197,425)	(146,636)
Interest income	—	5	—	1,613
Other	(7,480)	(1,890)	(21,433)	(2,922)
Total other income (expense)	(80,752)	(54,370)	(218,858)	(147,945)

Income (loss) before income taxes	365,289	308,296	(519,005)	(1,959,858)
Income tax benefit (expense)	(127,851)	(98,816)	181,652	626,497
Net income (loss)	$237,438	$209,480	$(337,353)	$(1,333,361)

Income (loss) per share
Basic	$0.04	$0.04	$(0.06)	$(0.23)
Diluted	$0.04	$0.03	$(0.06)	$(0.23)

Weighted average shares
Basic	5,973,107	5,885,853	5,940,639	5,828,670
Diluted	6,079,641	6,105,940	5,940,639	5,828,670